SCOTTISH RE
                                                     Moderator: Elizabeth Murphy
                                                            05-10-05/10:00 am CT
                                                           Confirmation #5412793
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                                   SCOTTISH RE

                           Moderator: Elizabeth Murphy
                                  May 10, 2005
                                   10:00 am CT


Operator:         Good afternoon. My name is (Katie) and I will be your
                  conference facilitator today. At this time I would like to welcome everyone to the Scottish RE First Quarter Earnings
                  Release conference call. All lines have been placed on mute to prevent any background noise.

                  After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press Star then the number 2 on your telephone keypad. Thank you.

                  Ms. Murphy, you may begin your conference.

Elizabeth Murphy: Thank you. Good morning everyone and welcome to the
                  Scottish RE Group Limited's First Quarter conference call. We will begin the call with comments about the company's financial results and give an overview of the development of the company's business. After concluding our prepared remarks we will take your questions.


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                                                                     SCOTTISH RE
                                                     Moderator: Elizabeth Murphy
                                                            05-10-05/10:00 am CT
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                  There will be a recording of this call available after 1:00 pm today running through May 24 and instructions on how to access that were included in your conference call invitation with today's earnings release. Also a replay of the call can be accessed on our web site, www.scottishre.com.

                  Before we begin the financial overview, please keep in mind that certain statements that we make are forward-looking statements within the meaning of the federal securities laws. And management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied.

                  Scottish RE reported yesterday that net income for the quarter ended March 31, 2005 was $33.4 million or 74 cents per diluted ordinary share as compared to $10.1 million or 27 cents per diluted ordinary share for the prior year period. Net operating earnings were $26.9 million or 60 cents per diluted ordinary share for the quarter ended March 31, 2005 as compared to $16.6 million or 45 cents per diluted ordinary share for the prior year period.

                  Net operating earnings is a non-GAAP measurement. We determined operating earnings by adjusting GAAP net income by net realized capital gains and losses and the change in value of the netted derivatives and adjusted for the related effects on the amortization of deferred acquisitions costs and taxes.

                  While these items may be significant components in understanding and assessing the company's consolidated financial performance, the company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal recurring operations of its reinsureds business. However, net


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                                                                     SCOTTISH RE
                                                     Moderator: Elizabeth Murphy
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                  operating earnings are not a substitute for net income
                  determined in accordance with GAAP.

                  Total revenue for the quarter ended March 31, 2005 increased to $558.1 million from $179.2 million for the prior year period, an increase of 211%. Excluding realized gains and losses and the change in value of embedded derivatives, total revenue for the quarter ended March 31, 2005 increased to $549.4 million from $186.4 million for the prior year period, an increase of 195%. Several benefits and expenses increased to $524.7 million for the quarter ended March 31, 2005 from $167.9 million, an increase of 213%.

                  The increases were principally driven by the acquisition of the ING individual life business which contributed $312 million of total revenues and also the growth in the company's reinsureds business in North America.

                  The company's total assets were $10.1 billion as of March 31, 2005. The core investment portfolio comprising six maturity investments, preferred stock, and most of the cash and cash equivalents totaled $5.4 billion at an average quality rating of AA- and effective duration of 3.5 years and a weighted average book yield of 4.3%. This compares with a portfolio balance of $4.3 billion, an average quality rating of AA-, effective duration of 3.8 years, and an average book yield of 4.2% as of December 31, 2004.

                  The growth in our invested assets was principally driven by the receipt of $850 million from our (unintelligible) offering. Funds withheld with interest totaling $1.9 billion had an average quality rating of A and an effective duration of 5.2 years and a weighted average book yield of 5.8% at March 31, 2005. At December 31, 2004 this total of $2.1 billion with an average quality rating of A+ and effective duration of 3.9 years and an average book yield of 5.2%.


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                  The assets backing funds withheld with interest has an
                  unrealized gain of $45 million at March 31, 2005. Funds withheld with interest includes approximately $500 million arising from the ING acquisition. At December 31, 2004 this portfolio included a large proportion of cash which has been invested during the quarter resulting in changes in yield, duration, and credit quality.

                  Our book value per share at March 31 was $21.75 as compared to $21.60 per share at December 31, 2004. Excluding the effects of FAS 115 and the embedded derivatives and including the Cypress warrants, our book value per share was $20.36 at March 31, 2005 compared to $19.80 at December 31, 2004.

                  At this time I'm going to turn the call over to Scott Willkomm who will discuss our operations for the quarter.

Scott Willkomm:   Thank you Elizabeth.  I'd like to take a moment to give you a brief overview of the progress we're making in our business and some guidance as to how we measure that progress. We'll start with our traditional solutions business.

                  Traditional solutions turned in a very strong first quarter propelled by the acquisition of the ING RE individual life business that eliminated a significant competitor from the marketplace. In connection with our acquisition of the ING RE individual life business, ING cancelled all open treaties in October. During the fourth quarter of 2004 we quoted on 38 transactions that have been previously reinsured by ING.

                  As a result of this quoting activity, in the first quarter we logged $49 billion of new traditional life reinsurance volume. This compares quite favorably with


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                  the $64 billion we produced for all of 2004. In addition we quoted on 62 traditional opportunities and won 42 of those opportunities in the first quarter relative to a total of 72 wins for all of 2004 which included the flurry of activity from the ING transaction.

                  We expect that quoting activity will come back to earth in the second quarter now that the burst of new business activity in the immediate post-ING acquisition period levels off to normal levels. Our production goal for 2005 in the traditional solutions business line was to originate between $100 billion and $110 billion of new business. And as we have said in the past, we do not sacrifice quality in return for production goals yet we are clearly on our way to achieving those objectives.

                  It is also important to note that we priced all of the new business opportunities that came to Scottish RE as a consequence of the ING acquisition based upon Scottish RE pricing parameters. And all quotes that we did not win were lost due to price.

                  As of March 31, 2005 the company had approximately $1 trillion of life reinsurance in force, covering approximately 13-1/2 million lives with an average benefit per life of $76,000 in our North American operations. This includes $714 billion of in force in respect to the ING individual life reinsurance business that we acquired on December 31.

                  As of March 31, 2004 by way of comparison we had approximately $286 billion of life reinsurance in force in our North American segment covering seven million lives with an average benefit of $41,000 per life. Mortality experience continues to be favorable with actual experience in the first quarter running at approximately 99% of expected levels.


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                  Since inception of the traditional solutions business,
                  mortality on a cumulative basis is approximately 95% of expected levels. And we see no adverse trends emerging and anticipate our mortality to remain at or around expected levels.

                  In our financial solutions business, we measure progress by the GAAP reserves we hold on our balance sheet. Reserves for the financial solutions business line increased to $3.5 billion as of the end of the first quarter in comparison with $3.3 billion as of December 31, 2004.

                  During the quarter the growth in financial solutions was driven by the completion of a closed annuity block transaction and incremental volume that was added to a number of open treaties. Quoting activity in the financial solutions space is picking up after a long dry spell which was due as you may recall primarily to low interest rates.

                  On a same store basis gross spreads on the fixed annuity portion of our financial solutions business decreased to 163 basis points from 164 basis points in the prior quarter and 165 basis points in the year ago first quarter of 2004. Year over year the spread decreased by 2 basis points.

                  The yield on the assets backing these transactions dropped by 6 basis points over the past year reflecting the investment of new premium and net cash flows at market yields lower than portfolio yields.

                  Credit rates decreased by 4 basis points reflecting the benefit of reductions on renewals of annual recent annuities offset by scheduled increases in rates on multi year step guarantee products. These products guarantee increases of 15 or 25 basis points per year over a three to five year period at which point the insured sets a new three or five year step guarantee.


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                  While the spread on a step product declines during the
                  guarantee period, the average spread over the guarantee period is comparable to that of a level guaranteed product. For GAAP purposes, the decline in the spread is offset by amortizing deferred acquisition costs over the expected gross profits on the business.

                  In our international business premiums in the quarter were approximately $27.4 million which is slightly less than the $27.7 million recorded in the same quarter last year. However total revenue in quarter one 2005 increased modestly to $30.5 million as compared to last year's result.

                  As you are aware, we have taken the opportunity to review the pricing of our international business and have chosen not to renew business that does not meet our return hurdles. And we expect the international business to continue to grow and support significantly wider margins than certain segments of our North American business.

                  In addition the non-U.S. markets continue to experience some of the capacity constraints that we see in North America which presents both significant growth opportunities as well as improved pricing conditions. And we continue to make the investment in our international platform to tackle those opportunities.

                  On December 31, 2004 we closed our acquisition of U.S. individual life business of ING RE. The integration of the ING RE business is progressing quite favorably and is slightly ahead of what was anticipated by us at the time of the transaction.

                  By the end of 2005 we expect to move all of our administrative operations from Charlotte to Denver and to migrate our administrative platform to an


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                  upgraded version of the ING RE administration system that was acquired during the course of the transaction.

                  On September - on April 7, 2005 the company's shareholders approved amendments to the company's articles of association permitting certain affiliates of the Cypress Group to own up to 24.9% of the ordinary shares of Scottish RE and the issuance of ordinary shares to Cypress upon the conversion of $41 million of 7% convertible junior subordinated notes due 2034. With this shareholder approval the notes were automatically exchanged for warrants to purchase 2.1 million ordinary shares.

                  On May 3, 2005 the Cypress entities received approval by the Delaware Insurance Department and as of tomorrow will exercise all of the warrants that are currently held by Cypress for ordinary shares. As a result of this transaction, the Cypress entities will collectively hold 9.3 million ordinary shares which represent approximately 21% of Scottish RE's issued and outstanding ordinary shares.

                  During the past - during this past April, (Munich) American RE released the results of the 2004 Society of Actuaries Reinsurance Section Life Reinsurance Survey. Scottish RE is pleased to announce that for the year ended 2004 the company ranked number 2 for market share in terms of U.S. ordinary life reinsurance in force.

                  Our improvement to number 2 from number 6 which was our level at 2003 is primarily associated with the ING RE acquisition. On an organic growth basis Scottish RE would have achieved a number 5 berth in the 2004 survey.

                  Let's speak a little bit about earnings guidance. I'd like to clarify the guidance that we gave during our last quarter's conference call. Although I


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                  don't see the need to reiterate all the top line assumptions that we gave since those are the same at this point in time, we do expect to report operating earnings per share for the year ended 2005 to be in the range of 2.75 to 2.95 per share as we had previously informed the investment community.

                  On a quarterly basis we also indicated that our 2005 operating EPS ramp up would in our expectation follow this pattern of 20% to 22% emerging in the first quarter of 2005, 22% to 24% in the second quarter, 24% to 26% in the third quarter, and 28% to 30% in the fourth quarter of the year.

                  As we also have said in the past, when we give a range of guidance we have a very high degree of confidence regarding two things. Number one, that we expect to report earnings within the range and secondly, our highest degree of confidence is around the midpoint of the range. Assuming the midpoint of our yearly guidance of 285 and 21% emerging in quarter one, our operating EPS guidance for Q1 at its midpoint was 60 cents per share which is what we're reporting today.

                  I'd like to conclude today's prepared remarks by saying that all of us at Scottish are very excited about our prospects in 2005 and thank you for your continued support and interest in the company. And at this point we would be happy to take your questions.

Operator:         At this time I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from Jeff Schuman with KBW.


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Jeff Schuman:     Good morning Scott.  You put a lot of or all this ING business in sort of out to quote and you ended up recapturing some of it. Can you give us a sense of how - the pricing on that compared to what it had been previously?

Scott Willkomm:   Well I think it's fair to say that we looked at all the
                  transactions, all of the quote opportunities on the Scottish
                  RE basis using Scottish RE assumptions regarding cost of capital, Scottish RE assumptions regarding mortality development, expense allowances, etc. I think the principle differences between how we might have looked at the business versus how the ING team might have looked at the business at the end of the day really I think hinges upon views with respect to cost of capital.

                  Obviously we have a higher cost of capital at Scottish RE than a large international group like ING would have so we have a much finer point on our cost of capital assumptions. And in some cases we found that mortality assumptions were consistent in both environments and in other cases we found that there were differences quite frankly in both directions in some respects.

                  But I think the principle difference to your question would have hinged on the cost of capital assumptions.

Jeff Schuman:     Okay but I'm just wondering sort of magnitude wise how much do you think the pricing improved?

Scott Willkomm:   I think that our expected returns would be probably somewhere in the range of 20% to 30% on average higher and as I say principally driven by cost of capital factors. And in some cases, you know, you would find greater discrepancies, in other cases you would find less discrepancy but then - between one pricing basis and the other.


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Jeff Schuman:     And you mentioned the (Munich) RE survey. I guess what it
                  showed last year is that the amount of reinsurance in force continued to increase but the amount of new sort of recurring business assumed was relatively flat. What is your outlook for '05 at this point for the market?

Scott Willkomm:   For the market in general? I think that the overall
                  reinsurance market will probably grow at a rate that's comparable to the growth in the underlying ordinary life space.

                  In other words, section rates -- and I think we've mentioned this in either conference calls or investor presentations that we've made in the past. Section rates for ordinary life business in the U.S. have in our opinion peaked effectively or are at the top of the range if you will and we don't expect that they will increase in any appreciable amount over the near term. So that would imply that the overall growth in the life reinsurance space would be consistent with the overall growth in the underlying life market.

Jeff Schuman:     Okay and lastly, now that you've consolidated the ING
                  business do you think you have any sort of market share constraints with specific clients? Do you think there are any clients out there constrained or, you know, your ability to write new business because they're over exposed on a consolidated basis or is that not an issue?

Scott Willkomm:   No I don't think it's an issue for them. It might be an issue for us vis-a-vis the amount of pool share, you know, the percentage of the pool share we might care to take.

                  But I don't think we're constrained in terms of growing or continuing to grow our market share by further deepening relationships, numbers of individual


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                  treaties or different products with a variety of different customers. I think we actually have some meaningful ground yet to cover from that perspective.

Jeff Schuman:     Okay thanks a lot.

Scott Willkomm:   Yep.

Operator:         Your next question comes from Andrew Kligerman with UBS
                  Securities.

Andrew Kligerman: Yes good morning, two questions. Scott, earlier you mentioned you had a more favorable than expected pricing of 95% of pricing, 99% of pricing on your first quarter mortality and that stacked up against 95% of expected for the cumulative results. So it's quite a significant pick up. Can you speak to the background or any thoughts behind why it kind of spiked up in the quarter and whether you see any trends?

                  And then secondly, the tax rate came in at close to zero. You had received a huge seeding commission in the ING RE transaction which makes it difficult to generate those types of tax benefits going forward. I know your guidance is in the 7% to 8% tax rate. Can you speak to what kind of tax rate we should be expecting going forward?

Scott Willkomm:   Yeah, with respect to the mortality, our mortality didn't
                  spike up in the quarter. In fact it's been consistent with the mortality reported for the past I think 10 to 12 quarters. So mortality has been coming in somewhere for the past as I say number of quarters around 98% to 99% of expected levels which is what one would expect.


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Andrew Kligerman: Scott it just looks a little odd because if I look at it on a
                  GAAP basis benefits as a percent of premiums it comes in at like 78% versus in prior years it had been around 70% to 72%. So it's just - I'm struggling to reconcile that.

Scott Willkomm:   I mean, at the end of the day I think you will see that mix of business will do that. You observed I think the same change in the overall benefits ratio and I think you asked in fact the same question with respect to the ERC transaction a year ago.
                  We would quite frankly expect mortality to come in the, you know, 75% to 78%, 79% range, you know, using, you know, the benefits ratio approach that you're suggesting here.

                  So and I realize it's a little difficult because it's one quarter as well with such a large amount of new volume to do something on the order of say the last 12 months which would also pick up any seasonal discrepancy. So it's a little difficult with the high level of growth in the quarter. So I don't think that we've seen it, you know, pick up beyond what we would have expected quite frankly. (Cliff) has a comment for you too.

(Cliff): Andrew this is (Cliff). Also this, you know, first quarter has the effect of ING in there and ING will have a little different, you know, benefit ratio and also, you know, a fairly large, you know, chunk of the portfolio. So you'll see mortality coming in at about 99%, that reflects the ING block coming in about as we had expected.

Scott Willkomm:   Now with respect to your question on tax rate, what we
                  reported in the first quarter wasn't surprising. I think as we've indicated we expect to have an effective tax rate in the positive column develop for the year.

                  I think that as we have reviewed our numbers and our projections especially as we've been working through the earnings power on the ING block and how


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                  it influences the overall tax picture, we think that instead of the 7% effective tax rate guidance we had given earlier, probably comes in a little bit lean of that, probably more in the 5% range. So a slight modification of the factor that one would use.

                  But quite frankly in the first two quarters which would be coming in about, you know, relatively similar if you look at the seasonal patterns not only of our historic business but our examination of the seasonal patterns on the ING business, you're not going to have a huge tax effect in those first two quarters.

                  You'll see more of that emerge in the third quarter and especially in the fourth quarter which is a very strong quarter for the business overall and the business that we've acquired.

Andrew Kligerman: And the ING business as well as your existing business prior, all of that is based in the U.S. and Ireland predominantly where the tax rates are - the Ireland tax rate is what at this stage?

Scott Willkomm:   It's 12-1/2%.

Andrew Kligerman: Oh 12-1/2%, okay. So eventually you should be at a minimum of a 12-1/2, would that be correct?

Scott Willkomm:   That's over quite a few number of years though, that wouldn't be obviously this year.

Andrew Kligerman: Okay, thanks a lot Scott.

Scott Willkomm:   Yep.


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Operator:         Your next question comes from Jeff Hopson with A.G. Edwards.

Jeff Hopson:      Thanks, good morning.

Scott Willkomm:   Good morning.

Jeff Hopson:      In regard to the ING, you mentioned the integration is going along well or has so far. Would you give us maybe additional hurdles that you'll be looking toward as we go forward, the timing of those? Any additional commentary on the mortality, that book? I know it's early but any additional thoughts there? And corporate expenses, other corporate expenses I guess were up. Is that a run rate that we should expect going forward?

Scott Willkomm:   Okay. Starting first with the ING question Jeff, with respect to the transition, we are currently - we expect that most of the activities of the transition will take the 12 months of 2005. We are currently paying ING for services being rendered by them under the transition services agreement, approximately
                  $1 million a month right now.

                  That is going to be ratcheting down modestly in current months as certain services are terminated and then more significantly as we get later in the year as we transition certain IT services for example that are being provided through ING's offices.

                  They actually happen to outsource all that to IBM but it's provided through their master agreement. So that will be ratcheting down in the second half of the year. So the expenses associated with the ING acquisition will be coming down to a slightly lower rate, a more long term run rate.


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                  We expect to migrate all of the Scottish RE administered
                  business that's currently on our own SR admin system by the end of 2005 to the system that was acquired in connection with the transaction. We are in the process of updating certain elements of that system to provide certain elements of functionality it currently does not have, also providing additional functionality from a hardware and scalability perspective.

                  That is a project that will be taking effectively the entire balance of this year. However once that is complete we should be able to manage incrementally on a per unit basis a growing book of business at increasing levels of efficiency. The development of the mortality was consistent with the expected levels. As you do say it is kind of early. But nonetheless it's within our expectations.

                  We - as you may recall from when we announced the transaction purchased an additional incremental layer of (retrocessional) coverage to minimize the volatility in the mortality results to a level that we at Scottish RE were more comfortable with and that has, you know, been in place since the beginning of the year and will help quite frankly manage the result on the mortality side over the course of the year and well into the future.

                  So the transition goes extremely well. We're in the process right now of completing the outfitting of permanent space for our 85 folks in Denver which is where the operation center is located and hopefully in October they will be moving into those permanent quarters and we will, you know, cease to occupy ING space as we currently do.

                  So that has been working out quite well. The retention of staff has been excellent. We've lost a couple of folks around the edges as you might do in any normal business. You tend to lose somewhere on the order of 5% to 10%


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                  of staff in the normal course and we've had, you know,
                  excellent retention on the folks that we've brought in.

                  In addition we've brought in a number of folks from the ING marketing group, the sales group in Fort Lane, and have relocated most of that group to the Charlotte office which is where we house our marketing, sales, and pricing and origination functions. And we have taken the opportunity to beef up our origination team accordingly by adding those incremental skilled resources to our team. So that has gone quite, you know, favorably as well.

                  You had another component that I have lost track of.

Jeff Hopson:      Corporate expenses.

Scott Willkomm:   Corporate expenses are yes, I think they're in a level that will continue on an ongoing basis. Now the big, you know, new line item if you will is the collateral finance that's facilities expense, that will continue and that will continue to be reported as a corporate expense until we push that down to one of the operating units. This is with respect to the sting ray contingent capital facility and that's the new item on the list here. So anything you'd like to add on the expense side Elizabeth?

Elizabeth Murphy: Yeah, the corporate expenses are what you should expect to see going forward. They're pretty consistent with Q4 of 2004. They are somewhat higher than this quarter last year due to growth in (unintelligible) broken up internal audit departments.

                  (Unintelligible) legal department which is part of corporate expenses and we do have the ongoing cost of Sarbanes-Oxley although they were somewhat


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                  extraordinary in 2004 there is a continuing cost going through
                  2005 and all that's baked into the corporate and other costs there.

Jeff Hopson:      Okay great, thank you.

Operator:         Your next question comes from Al Capra with Oppenheimer &
                  Company.

Al Capra:         Good morning. I want to make sure I've got my hands around the benefits expense ratio situation. And, you know, your expense
                  - your claims and benefits as a percentage of premiums was about 78.6, but if I break that out between ING rates and then
                  Scottish stand alone, I think Scottish stand alone was about
                  76.6 and that averaged about 74% last year ranging like 70% to 80% and ING RE was around 79.6.

                  So going forward, should I be thinking about ING RE in a particular range and is there any reason why other than mortality being seasonally high in the first quarter that you shouldn't average around 74% for the Scottish stand alone book this year?

Elizabeth Murphy: A couple of things were going on in this quarter Al. First of all you're quite right -- the increase is due to the ING block. It was a significant contributor in the first quarter.

                  But we also took the opportunity in Q1 to conform accounting estimates between the ING block, remember this is the first quarter that came into earnings. So we conformed certain areas of accounting estimates around establishing the reserves between our existing block and the ING block. So going forward you should expect the ratio to come in the 75% to 78%, 80% range.


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Al Capra:         Okay, that's a pretty wide range. I mean, I could see it
                  ranging that because of, you know, quarter to quarter volatility but on average, you know, is the midpoint of that range a reasonable range then?

Elizabeth Murphy: (Unintelligible), yes.

Al Capra:         Okay and one follow-up question in terms of some of the
                  earning seasonality at some of your existing blocks of business whether it's ERC, the ING RE block, and the pre-existing Scottish block. Is there a fair amount of seasonality weighing towards the third and fourth quarters?

Scott Willkomm:   There certainly is. The ING transaction because of its
                  magnitude influences the seasonality of the consolidated group in a reasonably meaningful way. Now the ING book has similar earnings development patterns as compared to the pre-ERC
                  Scottish book.

                  So if you recall, in the first two quarters of the year the Scottish RE sort of organic book would typically return or produce earnings relatively comparable in Q1 and Q2, slightly ahead of in Q2 of Q1 but not dramatically so. Q3 is clearly ahead of Q2 and Q4 tends to be, you know, well ahead of the prior quarters. So there is a fairly steeper ramp between Q3 and Q4.

                  ING's book of business was, you know, similar in terms of, you know, the treaty of business and the development of volumes over the course of the 12 month period that tends to push things towards the fourth quarter.

                  So while pre-ING we were starting to see the seasonal slope dampened a bit, that is no longer the case. It certainly won't be the case for the next couple of years until we originate enough other opportunities that would mute some of the effect of that.


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                  So you're definitely going to see Q1 and Q2 relatively
                  similar, you know, an uptick in Q3 and then a substantial uptick in Q4 and that's consistent with the work we have done to dissect how the ING business develops on its own and how it influences the overall Scottish RE book.

Al Capra:         That's helpful, thanks.

Operator:         Your next question comes from Sam Hoffman with Omega.

Sam Hoffman:      Hello?

Scott Willkomm:   Good morning.

Sam Hoffman:      Scott?

Scott Willkomm:   Yep.

Sam Hoffman:      Yeah, I apologize. I missed the beginning of the call but I had a couple of quick questions. The first is did you separate out organic growth from growth from the acquisition?

Scott Willkomm:   Not specifically. In some cases it's a little hard to do
                  because we are already quoting on some of the opportunities.
                  But we did get a substantial boost in the first quarter from incremental opportunities coming from the ING business.

Sam Hoffman:      Okay, the other question was UBS put out a report a few weeks ago talking about mortality being difficult industry wide for the first quarter. I'm wondering if you had seen any of those trends and whether it's impacted your


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                  performance in the fourth quarter and kind of what you foresee for mortality going forward.

Scott Willkomm:   We - in our own experience the mortality wasn't different than what we had seen in, you know, many prior periods. It was relatively consistent. Quite frankly we did see some companies report higher mortality than we might have otherwise expected.
                  Then quite frankly we also saw folks who reported, you know, better mortality. I suppose it depends upon the universe of companies you're looking at.

                  Since we now reinsure approximately 80% of all the major say the top 70 to 80 life companies in the U.S., we have a fairly broad diversified book of business so we have a reasonably good sense that, you know, clearly some folks and I think some were highlighted by different research firms as having higher levels of mortality. In the same instance there were companies coming in with much better than expected mortality experience. And I suppose it depends on the universe of companies that you happen to cover.

                  In terms of going forward, we don't see any particular trends emerging with respect to mortality, certainly how it affects us that we haven't factored into our pricing models already. So as we have mentioned earlier, perhaps before you were joining the call, that we expect mortality reported by Scottish RE to be, you know, at expected levels or perhaps slightly ahead of - better than expected levels as we had reported for the past, you know, 10 to 12 quarters.

Sam Hoffman:      Okay, my last question is did you give an update on capital raising in terms of timing, size of capital raising? And also given that the stock is trading around book value, have you looked at alternatives to raising equity?


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Scott Willkomm:   Well we have not changed our guidance with respect to timing although I think it's fair to say that we're not happy with where the value of the share price is now so that's an important factor as you might imagine.

                  With the recent change in rating agency views on perpetual preferred securities, we have spent quite a fair bit of time as you might imagine looking at perpetual preferred as a component, an important component perhaps of capital. So and we continue to do some work on that and how that might reduce our need for common equity.

                  That work is ongoing and yet I think it is quite, you know, fair to say that with where the stock price is today we wouldn't be, you know, happy to need to go into the market for capital of that nature. It's - there are alternative forms that aren't as expensive.

Sam Hoffman:      So are you still thinking about some type of offering this summer?

Scott Willkomm:   We have it out there as a stake in the ground for people to think about as they look at their models and share counts and all that sort of stuff. But obviously we're looking at, you know, what the share price is and more likely than not it would be hard to see something get done before Labor Day.

Sam Hoffman:      Okay and do the rating agencies care when you raise the
                  capital as long as it's raised this year?

Scott Willkomm:   I think the rating agencies care what your ratios are at any given point in time. So and that's obviously something that we care about as well. So those are the types of factors that we're looking at. And as I say, there are with some changes in how rating agencies are looking at the in particular perpetual


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                  preferred that, you know, aren't as dilutive as common equity and contribute in a very favorable way to one's ratios.

                  So that's why I indicate that the work is ongoing, looking at that type of a security and also regularly monitoring where our capital ratios are vis-a-vis the growth of the business.

Sam Hoffman:      What percentage of capital could the perpetual preferred be acceptable to the rating agencies?

Scott Willkomm:   It depends quite frankly on what we have in other capital
                  buckets. And right off the top of my head I couldn't tell you the number.

Sam Hoffman:      Okay, great, thanks.

Scott Willkomm:   Yep.

Operator:         Your next question comes from David Merkel with Hovde Capital.

David Merkel:     Hi, I was wondering about the seasonality in your earnings.
                  You know, under GAAP, aren't profits released down so you get release from risk? Does the release of risk vary that much?

Scott Willkomm:   It's - we've actually - we don't get release from risk
                  necessarily. We continue to be on the risk.

Man: And also for FAS (unintelligible) which is all of our traditional business profits come in as a percentage of premium. So (unintelligible) premium comes in you (unintelligible) GAAP profit.


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David Merkel:     (Unintelligible), very good, got it. Okay my other question, did you see any differentiation in mortality results this period between large and small death claims?

Scott Willkomm:   Not really. Our average death claim was consistent with what we've seen in the past. You know, we didn't have a severity issue if that's the question.

David Merkel:     That's the question.

Scott Willkomm:   Yeah then the answer is no.

David Merkel:     Okay thank you.

Scott Willkomm:   Yep.

Operator:         Your next question comes from Saul Martinez with Bear Stearns.

Saul Martinez:    Hi, good morning. Questions on the seasonality of your EPS guidance, my first question is what are you assuming in terms of the equity offering behind that guidance? Because you're assuming 52% to 56% of your EPS occurs in the second half of the year and you've gone on record as saying that you will - you're planning on doing an equity offering at some point in the second half of the year.

                  So it has a pretty meaningful impact on, you know, the assumptions behind the second half - the seasonality in the second half. In other words because you're essentially diluting, you're essentially increasing your share count so substantially by our estimates your operating earnings would have to increase by about 40% in second half relative to the first half.


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                  So I guess a couple of things. One, is there an explicit
                  assumption for, you know, when the equity offering would take place and secondly if you could kind of just walk us through why you feel comfortable that your operating earnings will be, you know, substantially higher in the second half than the first half.

Scott Willkomm:   Well we're very comfortable with operating earnings being
                  substantially higher in the second half. And if you observe historically for the past six years that's been the case.

                  That's further, you know, per my earlier comments, that's further influenced by the observations we have made about the seasonality of the profit on the ING transaction which is heavily weighted towards the latter half of the year. So the seasonal pattern of Scottish RE pre-ING had always been skewed if you will towards the second half of the year. The ING transaction further cements that assumption.

                  With respect to share count assumptions, you may recall in our last conference call or maybe it was two conference calls ago we gave specific guidance that at that point in time we were expecting that we would be doing a secondary equity offering in the second half of the year. And obviously those shares would be included in the denominator in the second half of the year. So as was the share count assumption that we had talked about.

Saul Martinez:    Yeah, you know, I guess based on the guidance you guys talked about during your investor day, you know, we were or least in our forecasts we're assuming and you kind of backed - based on what you said earlier maybe we have to change that.


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                  But, you know, we were assuming that in the middle of - during the middle of the year there would be a $200 million equity offering. In addition to that we have the convertible notes from the Cypress transaction which are going to be in the diluted share count in the second half of the year.

Scott Willkomm:   They - they're in the number as of the second quarter, that's correct.

Saul Martinez:    So essentially the operating earnings in the second half to follow the seasonal trend that you highlighted earlier would have to be about 40% to 50% higher. So, you know, I understand the ...

Scott Willkomm:   Operating earnings -- keep in mind that our quarterly guidance is on a per share basis, not on an operating earnings basis.
                  Operating earnings are, you know, as a percentage approximately 2/3 of the operating earnings emerge into the third and fourth quarters.

Saul Martinez:    Okay.

Scott Willkomm:   So that's why you would have - that's why if you look at the guidance we have given on a percentage basis, as you say, you know, 54% of the operating EPS emerges in the second half.

Saul Martinez:    So in other words implicit in the 52%, I guess the 56%
                  guidance for the second half is the assumption that operating earnings would be about - 2/3 of operating earnings would occur in the second half. Is that (unintelligible)?

Scott Willkomm:   That is correct, that is correct Saul. Yeah, so operating
                  earnings clearly growing faster than your share count, you know, gets you to the result in terms of the pattern that we've outlined for operating earnings development.


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Saul Martinez:    Okay, that makes sense.  Okay thanks a lot.

Scott Willkomm:   Okay.

Operator:         Again I would like to remind everyone, if you would like to ask a question press Star then the number 1 on your telephone keypad. You have a follow-up question from Jeff Schuman with KBW.

Jeff Schuman:     I just want to come back to this mortality benefit ratio issue for a minute because I think maybe we're missing a factor that's important here.

                  I thought the way the ING business worked is that it was supposed to have a higher loss ratio as you indicated earlier but that it was offset in terms of potentially the amortization of the negative seeding commission which is why we saw - if you look at the North American business we saw the uptick in the loss ratio offset by a downtick in the amortization line. Is that still the right way to think about that?

Scott Willkomm:   Yeah.

Man: Yeah, the amortization of the profit commission or the profit performance is in that loss ratio.

Jeff Schuman:     I'm sorry, so you're saying we should not look at it in tandem with the amortization line or not?

Scott Willkomm:   Oh you definitely - what Jeff's talking about is looking at the claims in the acquisition cost line. If I understand your question Jeff together relative to the, you know, premium.


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Jeff Schuman:     Right, well I thought that's kind of the way the ING deal was structured.

Scott Willkomm:   Exactly.

Jeff Schuman:     You couldn't change a loss ratio the way you priced the
                  transaction was through the negative seeding commission which is (unintelligible) amortization.

Scott Willkomm:   Right.

Jeff Schuman:     On that basis if you look at them combined, on a combined
                  basis you get 98.9 this quarter versus 99.6 a year ago I guess suggesting that things have sort of declined.

Scott Willkomm:   Yeah.

Jeff Schuman:     Okay.

Scott Willkomm:   Yeah, no I think that's right.  You need to look at them
                  together.

Jeff Schuman:     Okay great, thanks.

Scott Willkomm:   Yep.

Operator:         Again if you would like to ask a question please press Star then the number 1 on your telephone keypad. At this time there are no further questions. Mr. Willkomm, are there any closing remarks?

Scott Willkomm:   We'd just like to thank everyone for joining us and we look forward to speaking to you over the course of the quarter.
                  Thank you.


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Operator:         This concludes today's Scottish RE First Quarter Earnings
                  Release conference call.  You may now disconnect.


                                       END